Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Klondex Mines Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Klondex Mines Ltd. and of its subsidiaries as of December 31, 2017 and December 31, 2016, and the related consolidated statements of income (loss), comprehensive income (loss), cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and December 31, 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, BC, Canada

March 14, 2018

We have served as the Company’s auditor since 2014.

KLONDEX MINES LTD.

CONSOLIDATED BALANCE SHEETS

(US dollars in thousands)

	Note	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents		$23,674	$47,636
Inventories	5	42,583	21,310
Prepaid expenses and other	6	7,580	4,678
Derivative assets	11	17	1,247
Total current assets		73,854	74,871
Mineral properties, plant and equipment, net	7	289,450	276,223
Derivative assets	11	-	1,545
Restricted cash		9,555	10,055
Deferred tax assets	15	18,696	17,284
Total assets		$391,555	$379,978
Liabilities
Current liabilities
Accounts payable		$28,302	$23,797
Accrued compensation and benefits		4,296	4,672
Derivative liabilities	11	170	1,721
Debt	8	902	8,502
Provision for legal settlement		-	3,000
Income taxes payable		2,833	-
Total current liabilities		36,503	41,692
Derivative liabilities	11	-	331
Debt		35,405	21,689
Deferred share units liability	10	945	812
Asset retirement obligations	9	21,108	25,436
Deferred tax liabilities	15	17,565	11,964
Total liabilities		111,526	101,924
Commitments and contingencies	21
Shareholders’ Equity
Unlimited common shares authorized, no par value; 179,614,947 and 175,251,538 issued and outstanding at December 31, 2017 and 2016, respectively		-	-
Additional paid-in capital		377,714	363,899
Accumulated deficit		(81,944)	(58,280)
Accumulated other comprehensive loss		(15,741)	(27,565)
Total shareholders’ equity		280,029	278,054
Total liabilities and shareholders’ equity		$391,555	$379,978

The accompanying notes are an integral part of the consolidated financial statements.

KLONDEX MINES LTD.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(US dollars in thousands, except per share amounts)

		Years ended December 31,
	Note	2017	2016	2015
Revenues		$240,651	$198,175	$154,081
Cost of sales
Production costs		134,311	106,389	83,318
Depreciation and depletion		47,778	28,242	22,452
Write-down of production inventories	5	24,766	2,869	1,201
		33,796	60,675	47,110
Other operating expenses
General and administrative		19,401	15,804	12,375
Exploration		8,246	12,765	9,813
Development and projects costs		11,674	8,953	-
Asset retirement and accretion		(1,872)	2,653	871
Business acquisition costs		-	2,253	328
Provision for legal settlement		-	3,000	-
Loss on equipment disposal		352	126	352
(Loss) income from operations		(4,005)	15,121	23,371
Other income (expense)
(Loss) gain on derivatives, net	11	(1,182)	(7,646)	3,367
Interest expense, net		(4,117)	(5,339)	(7,298)
Foreign currency (loss) gain, net		(8,601)	651	15,059
Loss on debt extinguishment	8	(288)	(519)	(2,103)
Interest income and other (expense), net		125	(244)	119
Income (loss) before tax		(18,068)	2,024	32,515
Income tax benefit (expense)	15	(5,596)	(3,724)	11,738
Net (loss) income		$(23,664)	$(1,700)	$44,253

Net (loss) income per share
Basic	16	$(0.13)	$(0.01)	$0.33
Diluted	16	$(0.13)	$(0.01)	$0.32

The accompanying notes are an integral part of the consolidated financial statements.

KLONDEX MINES LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(US dollars in thousands)

	Years ended December 31,
	2017	2016	2015
Net (loss) income	$(23,664)	$(1,700)	$44,253
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax (expense) benefit of ($4,154), $523, and $5,129 for the years ended December 31, 2017, 2016, and 2015, respectively.	11,824	(1,488)	(14,598)
Comprehensive income (loss)	$(11,840)	$(3,188)	$29,655

The accompanying notes are an integral part of the consolidated financial statements.

KLONDEX MINES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

		Years ended December 31,
	Note	2017	2016	2015
Operating activities
Net (loss) income		$(23,664)	$(1,700)	$44,253
Significant items not involving cash
Depreciation and depletion		47,940	28,909	20,350
Asset retirement and accretion		(1,872)	2,653	871
Derivative fair value adjustments		981	2,155	(4,427)
Write-down of production inventories	5	6,058	546	185
Foreign exchange, net		10,287	(18)	(13,617)
Deferred tax expense (benefit)		4,189	251	(14,905)
Share-based compensation	14	3,661	2,678	3,098
Deliveries under Gold Purchase Agreement(1)		(8,040)	(5,992)	(3,752)
Loss on equipment disposal		352	126	352
Write-off of unamortized debt issuance costs		-	519	1,533
Deferred share unit expense	10	50	839	-
Non-cash interest expense		398	337	-
Provision for legal settlement		-	3,000	-
		40,340	34,303	33,941
Changes in non-cash working capital
Trade receivables		-	37	(37)
Inventories		(15,778)	(5,419)	3,822
Prepaid expenses and other		(2,582)	3,006	26
Accounts payable		5,034	11,175	2,703
Accrued compensation and benefits		(412)	2,183	792
Provision for legal settlement		(3,000)	-	-
Income taxes payable		2,833	(15)	-
Net cash provided by operating activities		26,435	45,270	41,247
Investing activities
Expenditures on mineral properties, plant and equipment		(65,633)	(61,716)	(36,598)
Change in accounts payable related to expenditures on mineral properties, plant and equipment		(935)	-	-
Change in restricted cash, net		500	2,023	6,720
Cash paid for acquisitions		(363)	(100,000)	-
Net cash used in investing activities		(66,431)	(159,693)	(29,878)
Financing activities
Issuance of share capital, net of costs		-	95,722	18,639
Cash transactions related to share-based compensation		1,581	6,840	3,173
Cash received from warrant exercises		1,681	3,328	2,656
Proceeds from Revolver draw	8	23,000	12,000	-
Repayment of Secured Promissory Note		-	(12,000)	-
Repayment of capital lease obligations		(558)	(450)	-
Payment of debt issuance costs		(134)	(832)	-
Repayment of Gold Purchase Agreement	8	(9,826)	-	-
Repayment of Senior Notes		-	-	(19,196)
Net cash provided by financing activities		15,744	104,608	5,272
Effect of foreign exchange on cash balances		290	(1,646)	(3,032)
Net increase (decrease) in cash		(23,962)	(11,461)	13,609
Cash, beginning of period		47,636	59,097	45,488
Cash, end of period		$23,674	$47,636	$59,097

(1) Represents Revenue less Interest Expense attributable to the Gold Purchase Agreement (as defined herein).
See Note 19. Supplemental cash flow information for additional details.

The accompanying notes are an integral part of the consolidated financial statements.

KLONDEX MINES LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(US dollars in thousands, except shares)

	Note	Common shares	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance at December 31, 2014		127,329,200	$198,197	$(100,833)	$(11,479)	$85,885
Share-based compensation expense	14	-	3,098	-	-	3,098
Option exercises		2,707,703	3,173	-	-	3,173
Warrant exercises	13	1,990,760	2,656	-	-	2,656
Restricted share unit vestings		12,750	-	-	-	-
Common shares issued net of issuance costs	13	7,400,000	18,639	-	-	18,639
Net income		-	-	44,253	-	44,253
Foreign currency translation adjustments		-	-	-	(14,598)	(14,598)
Balance at December 31, 2015		139,440,413	$225,763	$(56,580)	$(26,077)	$143,106
Share-based compensation expense	14	-	2,678	-	-	2,678
Option exercises		5,037,369	6,840	-	-	6,840
Warrant exercises	13	2,223,566	3,328	-	-	3,328
Common share awards forfeited		(62,499)	-	-	-	-
Restricted share unit vestings		112,689	-	-	-	-
Common shares issued net of issuance costs	13	25,900,000	95,722	-	-	95,722
Common shares and warrants issued in Hollister Acquisition	13	2,600,000	29,568	-	-	29,568
Net (loss)		-	-	(1,700)	-	(1,700)
Foreign currency translation adjustments		-	-	-	(1,488)	(1,488)
Balance at December 31, 2016		175,251,538	$363,899	$(58,280)	$(27,565)	$278,054
Share-based compensation expense	14	-	3,661	-	-	3,661
Option exercises	14	1,058,856	1,792	-	-	1,792
Warrant exercises	13	1,140,800	1,681	-	-	1,681
Restricted share unit vestings, net of shares withheld to satisfy tax withholding	14	207,627	(211)	-	-	(211)
Common shares issued in Bison Gold Arrangement	13	1,956,126	6,892	-	-	6,892
Net (loss)		-	-	(23,664)	-	(23,664)
Foreign currency translation adjustments		-	-	-	11,824	11,824
Balance at December 31, 2017		179,614,947	$377,714	$(81,944)	$(15,741)	$280,029

The accompanying notes are an integral part of the consolidated financial statements.

Klondex Mines Ltd.

Notes to Consolidated Financial Statements

1. Company overview

Klondex Mines Ltd. (the “Company” or “Klondex”) is a gold and silver mining company focused on mining, exploration, development, and production in a safe, environmentally-responsible, and cost-effective manner. The Company was incorporated on August 25, 1971 under the laws of British Columbia, Canada. Gold and silver sales represent 100% of the Company’s revenues and the market prices of gold and silver significantly impact its financial position, operating results, and cash flows. The Company principally operates in Nevada, USA and Manitoba, Canada.

2. Summary of significant accounting policies

Basis of presentation

The Company’s Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and the following accounting policies have been consistently applied in such preparation. All amounts are expressed and presented in thousands of United States dollars (unless otherwise noted) and references to “CDN$” refer to Canadian dollars.

Principles of consolidation

The Consolidated Financial Statements include the accounts of Klondex Mines Ltd. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of the Consolidated Financial Statements requires management to make assumptions, estimates, and judgments that affect the amounts reported in these Consolidated Financial Statements and accompanying notes. The more significant areas requiring the use of management estimates and assumptions relate to estimates of mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations and units of production amortization and depletion calculations; inputs related to impairment calculations; estimates of recoverable gold and silver ounces in production-related inventories; the net realizable value of production-related inventories; the useful lives of long-lived assets; asset retirement obligations and closure costs; deferred taxes and related valuation allowances; fair values of identifiable assets and liabilities in business combination allocations; and fair values of derivative financial instruments. The Company bases its estimates on historical experience and various assumptions that are believed to be reasonable at the time the estimate was made. Accordingly, actual results may differ from amounts estimated in these Consolidated Financial Statements and such differences could be material. The amounts presented in these Consolidated Financial Statements are not necessarily indicative of the results that may be expected for future years.

Foreign currency

The functional currency of Klondex Mines Ltd. and its Canadian subsidiaries is the Canadian dollar and the functional currency of its U.S. subsidiaries is the US dollar. Gains or losses resulting from measuring foreign currency transactions and balances into an entity’s functional currency are recorded to profit or loss.

The Company’s Consolidated Financial Statements are presented in U.S. dollars, which requires the translation of non-U.S. dollar amounts using period end exchange rates for assets and liabilities, weighted average exchange rates for income statement accounts, and historical exchange rates for equity accounts, with the resultant gain or loss from translation recorded to Foreign currency translation adjustments, which is a component of Accumulated other comprehensive loss.

Business combinations

The Company accounts for business combinations by allocating the purchase consideration transferred to the estimated fair values of identifiable assets acquired and liabilities assumed. During a measurement period, which is up to one year from the acquisition date, the Company may record adjustments to assets acquired and liabilities assumed if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date. The Company did not experience any significant adjustments to assets acquired and liabilities assumed in business combinations during the years ended December 31, 2017, 2016, and 2015.

Cash and cash equivalents

Cash and cash equivalents are unrestricted as to use and consist of deposits and short term interest bearing accounts with original maturities of three months or less. The Company has not experienced any losses on cash balances and believes that no significant risk of loss exists with respect to its cash and cash equivalents as deposits are held with high-quality financial institutions. Restricted cash is excluded from Cash and cash equivalents and represents cash deposits which collateralize surety bonds associated with asset retirement obligations.

Trade receivables

Trade receivables consist of amounts due from customers for gold and silver sales and are collected within 12 months from the origination date.

Inventories

The Company’s inventories include supplies inventory and the following production-related inventories: stockpiles, in-process, and doré finished goods, all of which are measured and carried at the lower of average cost or net realizable value. For production-related inventories, cost includes all mining, processing, and refining costs incurred during production stages, including allocations for mine site overhead, depreciation and depletion, and ore transport costs. Net realizable value is calculated as the estimated future sales price in the ordinary course of business using period-end metal prices less the estimated costs to convert the production-related inventories into a saleable product (less estimated selling costs).

●

Stockpiles represent ore that has been brought to the surface from underground for our Nevada properties and ore that has been mined for our True North property which requires further processing through a mill. Costs are transferred from Stockpiles to In-process at an average cost per unit.

●	In-process inventory consists of ore being processed through the milling circuit in preparation for refining. Costs are transferred from In-process to Doré finished goods at an average cost per unit.

●	Doré finished goods inventory consists of gold and silver bullion held at the refiner as well as Doré bars awaiting shipment to the refiner. Refined bullion meets the required market standards of 99.95% pure gold and 99.90% pure silver. Costs are transferred from Doré finished goods to Cost of sales at an average cost per unit as gold and silver is sold to customers.

●	Supplies inventory consists of supplies and commodity consumables used in the mining, milling, and refining processes.

As discussed in Note 5. Inventories, the Company’s application of its lower of average cost or net realizable value accounting policy resulted in write-downs of production inventories. Write-downs decrease the carrying value of production-related inventories and the adjusted carrying value is prospectively incorporated into inventory costing.

Mineral properties, plant and equipment, net

●

Facilities and equipment expenditures are capitalized and recorded at cost. Such costs are depreciated using either the straight-line method over the estimated productive lives of such assets or using the units-of-production method at rates sufficient to depreciate such costs over the estimated proven and probable reserves as gold and silver ounces are recovered.

●

Mine development includes costs to build or construct shafts, drifts, and ramps which enable the Company to physically access ore, as well as drilling, engineering, metallurgical, and other related costs incurred to delineate or expand existing proven and probable reserves. Activities which are directed at converting non-reserve mineralization to proven and probable reserves, obtaining additional information on an ore body, or for infrastructure planning or condemnation activities are capitalized to mine development. Any of the above costs incurred at properties before mineralization is classified as proven and probable reserves are expensed as incurred to Development and projects costs. Drilling costs, such as exploration drilling, which do not occur within, or proximal to, an ore body where proven and probable reserves exist or support the metal production process are expensed as incurred to Exploration.

Mine development costs are charged to cost of sales using the units-of-production depletion method based upon estimated recoverable ounces in proven and probable reserves. To the extent such capitalized costs benefit an entire ore body, they are amortized over the estimated recoverable ounces of that ore body. Capitalized costs that benefit specific ore structures or areas are depleted over the estimated recoverable ounces of that specific ore structure or area. Recoverable ounces are based upon proven and probable reserves and estimated metal recoveries associated with those reserves.

●

Mineral properties are recorded at cost and include payments related to the acquisition of mineral interests and the rights to extract minerals from properties. Depending on the nature of the agreement, recurring cash royalty payments are expensed as incurred or recorded as prepaid or advanced minimum royalty payments. Mineral properties are generally the result of an acquisition or business combination and include value beyond proven and probable reserves, which represents the economic value that exists in a mining asset beyond the value attributable to proven and probable reserves. Mineral property costs associated with producing ore bodies are depleted using the units-of-production method based upon the estimated recoverable gold and silver ounces in such ore body’s proven and probable reserves. In accordance with the Company’s impairment policy, if a mineable ore body is not discovered or an ore body cannot be economically or legally developed, such capitalized costs are written off in the period in which it is determined the property has no future economic value.

●

Asset retirement cost assets are the result of asset retirement obligations and are capitalized where mineralization is classified as proven and probable reserves and amortized or depleted on the same basis as the asset to which it relates.

●	Construction in progress expenditures are capitalized and recorded at cost. Such assets are not depreciated or depleted until they are placed into service.

Impairment of long-lived assets

The Company’s long-lived assets consist of mineral properties, plant and equipment. The Company reviews and evaluates its long-lived assets for recoverability annually and at interim periods if triggering events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Events that may trigger a test for recoverability include significant adverse changes to projected revenues, increases in costs and capital expenditures, or future plans that may adversely impact the Company’s current or future operations and cash flows. In estimating future cash flows, assets are grouped at the lowest level of identifiable cash flows that are largely independent of future cash flows from other asset groups. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves are included in estimates of future cash flows. An impairment is determined to exist if the total projected future cash flows on an undiscounted pretax basis are less than the carrying amount of a long-lived asset or asset group. An impairment loss is measured using discounted cash flows and recorded based on the excess carrying value of the impaired long-lived asset over its estimated fair value.

The Company did not experience any impairments of long-lived assets during the years ended December 31, 2017, 2016, and 2015.

Asset retirement obligations

The Company’s mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. The Company’s asset retirement obligations (“AROs”), consist of estimated future mine reclamation and closure costs and may increase or decrease in the future as a result of changes in regulations, life of mine plans, estimates, or other factors. An ARO, which is initially estimated at fair value based on discounted cash flow estimates, is accreted to full value over time through charges to accretion expense. Resultant ARO cost assets are depreciated or depleted in accordance with the Company’s long-lived asset policies. ARO capital assets at properties where mineralization is not classified as proven and probable reserves are expensed to Asset retirement and accretion. The Company’s AROs are adjusted annually, or more frequently at interim periods if necessary, to reflect changes in estimates, circumstances, disturbances, timing, and inputs used to compute the underlying liability.

Derivative financial instruments

The Company recognizes all derivatives as either assets or liabilities and measures those instruments at fair value. Changes in the fair value of derivative instruments, together with gains or losses on derivative settlements and transactions, are recorded to (Loss) gain on derivatives, net. In estimating the fair value of derivative instruments, the Company applies judgments that are sensitive to assumptions regarding commodity prices, market volatilities, and gold production (see Note 11. Derivatives and Note 12. Fair value measurements).

Revenue recognition

Revenue from the sale of gold and silver is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain, and collection is probable.

Revenue from the Company’s Gold Purchase Agreement and Gold Offering Agreement (as both are later defined) is recognized at spot gold prices (see Note 8. Debt and Note 11. Derivatives). Revenue is only recognized for the aforementioned agreements when the Company delivers its own gold production to the counterparty.

Share-based compensation

The fair value of the estimated number of share-based awards expected to vest is recognized as share-based compensation expense within General and administrative over the applicable vesting period, with a corresponding increase to Additional paid-in capital. Share-based compensation expense related to awards with performance conditions is recognized over the performance period of the award while all other awards are recognized utilizing the graded vesting method. Share-based compensation awards that are forfeited before vesting result in the reversal of previously recognized expenses.

The fair value of stock options is determined using the Black-Scholes option pricing model with market related inputs as of the date of grant. The fair value of restricted share units and common share awards is the market value of the underlying shares on the date of grant. The fair value of restricted share units with performance based vesting is determined using a Monte Carlo simulation model.

Income taxes

The Company uses an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized.

3. Recent accounting pronouncements

Recently adopted

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-09, “Compensation - Stock Compensation - Improvements to Employee Share-Based Payment Accounting.” ASU No. 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an accounting policy election for forfeitures, and classification on the statement of cash flows. ASU No. 2016-09 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, which for the Company meant the first quarter of the year ending December 31, 2017. The Company has adopted ASU 2016-09, which other than presentation and disclosure changes, did not have a material impact on its financial statements.

Recently issued

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”, which has been amended several times. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures surrounding revenue recognition. ASU No. 2014-09 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2017, which for the Company means the first quarter of the year ending December 31, 2018. The Company has evaluated the potential impacts of ASU No. 2014-09 and does not expect it will have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases”. ASU No. 2016-02 requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations resulting from leases. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2018 and for interim periods within those fiscal years, which for the Company means the first quarter of the year ending December 31, 2019. The Company is currently evaluating the impact that ASU No. 2016-02 will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments.” ASU No. 2016-15 addresses eight specific cash flow issues with the objective of reducing the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, which for the Company means the first quarter of the year ending December 31, 2018. The Company has evaluated the potential impacts of ASU No. 2016-15 and does not expect it will have a material impact on its financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows - Restricted Cash.” ASU No. 2016-18 requires that restricted cash or restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU No. 2016-18 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, which for the Company means the first quarter of the year ending December 31, 2018. Adoption of this guidance will result in the inclusion of the Company’s restricted cash balances within its overall cash and cash equivalents balance on the Consolidated Balance Sheets, along with the removal of the changes in restricted cash activity. The Company’s restricted cash balance as of December 31, 2017 was $9.6 million.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations.” ASU No. 2017-01 clarifies the definition of a business and adds guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. ASU No. 2017-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, which for the Company means the first quarter of the year ending December 31, 2018. The Company has evaluated the potential impacts of ASU No. 2017-01 and does not expect it will have a material impact on its financial statements.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation - Stock Compensation.” ASU No. 2017-09 provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting under Topic 718. ASU No. 2017-09 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, which for the Company means the first quarter of the year ending December 31, 2018. Adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In August 2017, the FASB issued ASU No. 2017-12, “Derivatives and Hedging - Targeted Improvements to Accounting for Hedging Activities.” ASU No. 2017-12 provides amendments that aim to simplify the derivative and hedging accounting guidance under Topic 815 and better align the measurement and presentation of qualifying hedging relationships with risk management activities. ASU No. 2017-12 is effective for fiscal years beginning after December 15, 2018 and for interim periods within those fiscal years, which for the Company means the first quarter of the year ending December 31, 2019. The Company is currently evaluating the impact that ASU No. 2017-12 will have on its financial statements.

4. Business combinations

Hollister and Aurora acquisition

On October 3, 2016, the Company acquired all of the membership interests of Carlin Resources, LLC, the entity that owned, among other assets, the Hollister mine and the Aurora mine and ore milling complex (formerly known as the Esmeralda mine and ore milling complex) located in Nevada (the “Hollister Acquisition”). The Hollister Acquisition was carried out pursuant to the terms of a membership interest purchase agreement dated July 25, 2016, among Klondex, Klondex Holdings (USA) Inc., (“Klondex USA”) an indirect wholly-owned subsidiary of the Company, Waterton Nevada Splitter, LLC (“Waterton Splitter”) and Waterton Precious Metals Fund II Cayman, LP, as assigned by Klondex USA to Klondex Schuma Holdings LLC (“Klondex Schuma”), an indirect wholly-owned subsidiary of the Company.

The Hollister Acquisition consideration included: (i) the payment by Klondex Schuma to Waterton Splitter of $80.0 million in cash; (ii) the issuance by the Company to Waterton Splitter of 5,000,000 common share purchase warrants (the “Consideration Warrants”), which Consideration Warrants have a 15.5 year term, are exercisable commencing on April 3, 2017, have an exercise price equal to CDN$6.00 and include a forced conversion provision that requires the holder to convert the Consideration Warrants if the common shares trade at or above a 100% premium to the CDN$6.00 exercise price of the Consideration Warrants for 60 consecutive trading days on the market on which the common shares primarily trade; and (iii) the issuance by the Company to Waterton Splitter of 2,600,000 common shares.

The $80.0 million cash portion of the Hollister Acquisition was financed with the net proceeds from an equity offering (see Note 13. Share capital).

The Company accounted for the Hollister Acquisition as a business combination and allocated the purchase consideration transferred to the fair value of identifiable assets and liabilities acquired, as shown below (in thousands):

Purchase consideration:	Amount
Cash	$80,000
Warrants(1)	17,774
Common shares(2)	11,794
$109,568
Assets and liabilities acquired:
Mineral properties	$111,256
Facilities and equipment	11,686
Land	416
Supplies inventories	349
Prepaid expenses and other	258
Asset retirement obligation	(7,158)
Deferred tax liability	(7,239)
$109,568

(1) Fair value was determined using a Monte Carlo methodology. Refer to Note 13. Share Capital.
(2) Fair value is inclusive of a $2.9 million marketability discount for a 23 month restriction period on disposal of the common shares.

True North acquisition

On January 22, 2016, the Company acquired the True North (formerly known as Rice Lake) mine and mill complex located near Bissett, Manitoba, Canada for $32.0 million (the “True North Acquisition”), which was carried out pursuant to the terms of an asset purchase agreement dated December 16, 2015 among Klondex Mines Ltd., its wholly-owned subsidiary, Klondex Canada Ltd. and the vendor, 7097914 Manitoba Ltd. (formerly Shoreline Gold Inc.). The purchase price of $32.0 million was satisfied by $20.0 million in cash paid at closing and $12.0 million in deferred payments in the form of a promissory note to the vendor with an annual interest rate of 4.0% (the “Promissory Note”) (see Note 8. Debt).

The Company accounted for the True North Acquisition as a business combination and allocated the purchase consideration transferred to the fair value of identifiable assets and liabilities acquired, as shown below (in thousands):

Purchase consideration:	Amount
Cash	$20,000
Promissory note(1)	11,100
$31,100
Assets and liabilities acquired:
Mineral properties	$15,721
Facilities and equipment	16,870
Prepaid expenses and other	302
Asset retirement obligation	(1,793)
$31,100

(1) The fair value of the $12.0 million Promissory Note (purchase consideration) was calculated at $11.1 million, resulting in a $0.9 million issuance discount.

5. Inventories

The following table provides the components of Inventories (in thousands):

	December 31,
	2017	2016
Supplies	$9,300	$5,541
Production related inventories:
Stockpiles	18,749	6,604
In-process	12,516	7,316
Doré finished goods	2,018	1,849
	$42,583	$21,310

As of December 31, 2017 and 2016, the Company’s stockpiles, in-process, and doré finished goods inventories included approximately $7.2 million and $2.0 million, respectively, of capitalized non-cash depreciation and depletion costs.

Write-down of production inventories

As discussed in Note 2. Summary of significant accounting policies, the period-end market value of the Company’s production-related inventories is determined in part by using the period-end prices (per ounces) of gold and silver and is sensitive to these inputs. Due to increases in production costs, the Company’s application of its lower of average cost or net realizable value resulted in write-downs of production inventories. Write-downs have resulted solely from the Company’s application of its lower of average cost or net realizable value accounting policy and were unrelated to any ounce adjustments or changes to recovery rates. Write-downs for the year ended December 31, 2017 were related to Midas, Hollister, and True North, while write-downs for the year ended December 31, 2016 were related to Midas and True North and write-downs for the year ended December 31, 2015 were related to Midas.

The following table provides information about the Company’s write-downs (in thousands, except per ounce amounts):

	Years ended December 31,
Type of previously incurred cost	2017	2016	2015
Cash production costs	$18,708	$2,323	$1,016
Allocated depreciation and depletion	6,058	546	185
Write-down of production inventories	$24,766	$2,869	$1,201

Prices used in write-down calculation
Price per gold ounce	$1,297	$1,159	$1,062
Price per silver ounce	$16.87	$16.24	$13.82

6. Prepaid expenses and other

The following table provides the components of Prepaid expenses and other (in thousands):

	December 31,
	2017	2016
Prepaid taxes	$3,496	$1,390
Canadian taxes receivable	1,568	762
Prepaid claim maintenance and land holding costs	847	909
Vendor prepayments	696	315
Prepaid insurance	178	518
Other	795	784
	$7,580	$4,678

7. Mineral properties, plant and equipment, net

The following table provides the components of Mineral properties, plant and equipment, net (in thousands):

	December 31,
	2017	2016
Mineral properties	$171,422	$163,012
Facilities and equipment	120,727	97,054
Mine development	112,887	54,070
Land	3,887	3,828
Asset retirement cost assets(1)	-	2,887
Construction in progress	1,956	16,472
	410,879	337,323
Less: accumulated depreciation and depletion	(121,429)	(61,100)
	$289,450	$276,223

(1)Asset retirement cost assets relate to changes in asset retirement obligations at sites with proven and probable reserves.

Facilities and equipment included $3.1 million and $1.5 million at December 31, 2017 and December 31, 2016, respectively, for the gross amount of mobile mine equipment acquired under capital lease obligations. Accumulated depreciation on such mobile mine equipment totaled $1.1 million and $0.5 million at December 31, 2017 and December 31, 2016, respectively.

At December 31, 2017, construction in progress of $2.0 million included $1.9 million related to facilities and equipment and $0.1 million of mine development.

During the year ended December 31, 2017, the Company acquired all the issued and outstanding common shares of Bison Gold Resources Inc. As a result of this transaction, the Company recorded mineral properties of $7.1 million which represents substantially all the purchase price.

8. Debt

The following table summarizes the components of Debt (in thousands):

	December 31,
	2017	2016
Debt, current:
Gold Purchase Agreement	$-	$8,023
Capital lease obligations	902	479
	$902	$8,502
Debt, non-current:
Revolver(1)	$34,173	$11,165
Gold Purchase Agreement	-	9,935
Capital lease obligations	1,232	589
	$35,405	$21,689

(1) Net of unamortized issuance costs of $0.8 million.

The following table summarizes the components of Interest expense, net (in thousands):

	Years ended December 31,
	2017	2016	2015
Gold Purchase Agreement	$2,620	$3,989	$4,884
Promissory Note	-	824	-
Revolver interest and stand-by fees	1,294	577	-
Capital lease obligations	44	47	-
Senior Notes	-	-	2,296
Other	159	175	118
Less: capitalized interest	-	(273)	-
	$4,117	$5,339	$7,298

Revolver

On March 23, 2016, the Company, as borrower, and Investec Bank PLC, as lender and security agent, entered into a $25.0 million secured revolving facility agreement (the “Revolver”). The Revolver was amended on October 27, 2016 to increase the borrowing capacity by $10.0 million to $35.0 million. During the year ended December 31, 2016, the Company drew $12.0 million from the Revolver to retire the Promissory Note (as defined herein) related to the acquisition of True North (as defined herein). Borrowings under the Revolver bear interest per annum at LIBOR plus margin plus risk premium, as such terms are defined in the Revolver. Margin is determined by the Company’s gearing ratio (a measure of debt to EBITDA) and ranges from 2.75%-4.00% per annum and the risk premium is 0.35% per annum, until the Gold Purchase Agreement balance is less than $10.0 million, at which time the risk premium is no longer applicable (as such terms are defined in the Revolver). Revolver borrowings may be utilized by the Company for working capital requirements, general corporate purposes, and capital investments and expenditures.

On March 31, 2017, pursuant to an amendment, the Revolver’s maturity date was extended from March 23, 2018 to December 31, 2019, unless otherwise extended by the parties, and the reserves and resources required to be maintained by the Company under the Revolver were amended. The Revolver is secured by all of the Company’s assets on a pari passu basis with the Gold Purchase Agreement (as defined below).

On December 21, 2017, the Revolver was amended to increase the borrowing capacity by $5.0 million to $40.0 million. During the year ended December 31, 2017, the Company drew $23.0 million from the Revolver, of which approximately $10.0 million was utilized to purchase gold in order to completely fulfill the Gold Purchase Agreement.

Gold Purchase Agreement

The Company’s February 2014 gold purchase agreement with a subsidiary of Franco-Nevada Corporation (the “Gold Purchase Agreement”) required physical gold deliveries to be made at the end of each month, each of which reduces the Gold Purchase Agreement balance and accrued interest. The repayment amortization schedule was established on the transaction date and incorporates then current forward gold prices (ranging from $1,290 to $1,388) and an effective interest rate of approximately 18.3%. Gold deliveries were scheduled to cease on December 31, 2018 following the delivery of a total of 38,250 gold ounces. The Gold Purchase Agreement was secured by all the Company’s assets on a pari passu basis with the Revolver.

During the years ended December 31, 2017 and 2016, the Company delivered 16,000 and 8,000 gold ounces, respectively, under the Gold Purchase Agreement. On December 28, 2017, the Company delivered the final 8,000 gold ounces to fully repay the Gold Purchase Agreement. A Loss on debt extinguishment of $0.3 million was recorded in the fourth quarter of 2017 due to the fluctuating price of gold and early settlement of the Gold Purchase Agreement.

Capital lease obligations

The Company’s capital lease obligations are for the purchase of mobile mine equipment and passenger vehicles, bear interest at approximately 4.0% per annum, and carry 36 or 48-month terms. The Company’s capital lease obligations are secured by the underlying assets financed.

Secured Promissory Note

In conjunction with its January 22, 2016 acquisition of True North (see Note 4. Business combinations), the Company entered into a $12.0 million promissory note to the vendor with an annual interest rate of 4.0% (previously defined as the “Promissory Note”). The Promissory Note required principal repayments of $4.0 million in each of the next three years on the anniversary of the closing date. Interest payments were due monthly. In the fourth quarter of 2016, the Company repaid the entire principal amount of the Promissory Note without penalty and recorded a $0.5 million Loss on debt extinguishment for the unamortized issuance discount.

Senior Notes

In conjunction with the Midas Acquisition, the Company issued CDN$25.0 million of 11.0% senior secured notes due August 11, 2017 (the “Senior Notes”). During the third quarter of 2015, following a September 2015 public offering (as discussed in Note 13. Share capital) and pursuant to an option of the Company, the $16.8 million outstanding principal balance of the Senior Notes was repaid and a Loss on debt extinguishment of $2.1 million was recorded for a 4% prepayment penalty and the write off of unamortized issuance costs.

Debt covenants

The Company’s debt agreements contain certain representations and warranties, restrictions, events of default, and covenants that are customary for agreements of these types. Additionally, the Revolver contains financial covenants which require the Company to maintain a tangible net worth not less than $100.0 million, a gearing ratio (a measure of debt to EBITDA) not greater than 4.00:1, a cash balance not less than $10.0 million, and a current ratio not less than 1.10:1 (as such terms are defined in the Revolver). The Company was in compliance with all debt covenants as of December 31, 2017 and 2016.

Future debt repayments

The following table provides a summary by year of the remaining future scheduled debt repayments (in thousands):

Fiscal Year:	Capital leases	Gold Purchase Agreement	Revolver	Total
2018	$970	$-	$-	$970
2019	484	-	38,723	39,207
2020	480	-	-	480
2021	337	-	-	337
2022	-	-	-	-
Less: Interest and amortization of issuance costs	(137)	-	(4,550)	(4,687)
Principal portion of payments	$2,134	$-	$34,173	$36,307

9. Asset retirement obligations

The Company’s asset retirement obligations are related to its mining operations, projects, and exploration activities. The Company’s asset retirement obligations are estimated based upon present value techniques of expected cash flows, estimates of inflation, and a credit adjusted risk-free discount rate. The following table provides a summary of changes in the asset retirement obligation (in thousands):

	December 31,
	2017	2016
Balance, beginning of period	$25,436	$12,387
Changes in estimates	(5,945)	2,866
Accretion expense	1,523	1,122
Additions resulting from Hollister Acquisition - Hollister	-	4,481
Additions resulting from Hollister Acquisition - Aurora	-	2,677
Additions resulting from True North Acquisition	-	1,793
Effect of foreign currency	94	110
Balance, end of period	$21,108	$25,436

As of December 31, 2017, the Company’s asset retirement obligations were secured by the Company’s assets in Canada and by surety bonds in the U.S. totaling $48.5 million, which were partially collateralized by Restricted cash totaling $9.6 million. During the years ended December 31, 2017, 2016, and 2015, the Company reduced the amount of restricted cash collateralizing the surety bonds by $0.5 million, $2.0 million, and $6.7 million, respectively.

The following table provides a listing of the Company’s asset retirement obligations by property (in thousands):

	December 31,
	2017	2016
Midas	$8,401	$12,616
Hollister	5,905	6,110
Aurora	3,752	2,741
Fire Creek	1,210	2,303
True North	1,840	1,666
	$21,108	$25,436

10. Deferred share units liability

In May 2016, the Board of Directors adopted the Deferred Share Unit Plan (the “DSU Plan”) to: (1) assist the Company in the recruitment and retention of qualified non-employee directors and (2) further align the interests of directors with shareholders. The DSU Plan is administered by the Compensation and Governance Committee of the Board of Directors of the Company. Under the DSU Plan, non-employee directors may receive a portion of their annual compensation in the form of Deferred Share Units (“DSUs”). The value of a DSU is determined as the weighted average closing price of the Company’s common shares for the five days preceding such valuation date (the “DSU Value”). DSUs are fully vested at the time of grant and are retained until a director is separated or terminated from the Board of Directors of the Company, at which time the number of DSUs credited to such director’s account multiplied by the DSU Value is to be paid out in cash. In the event the Company pays cash dividends, additional DSUs are to be credited to each director’s account in an amount equal to the cash value that would have been received by the directors had the DSUs been held as common shares of the Company divided by the DSU Value. DSUs have no voting rights.

The fair value of DSUs granted each year, together with the change in fair value of all outstanding DSUs, is recorded within General and administrative and totaled nil and $0.8 million during the years ended December 31, 2017, and 2016, respectively.

The following table provides a summary of the Company’s outstanding DSUs:

	Years ended December 31,
	2017	2016
Outstanding at beginning of period	180,183	-
Granted	180,183	180,183
Redeemed	-	-
Outstanding at end of period	360,366	180,183

11. Derivatives

The following table provides a listing of the Company’s derivative instruments (in thousands):

		December 31,
Description	Recorded Within	2017	2016
Gold Purchase Agreement embedded derivative	Derivative assets, current	$-	$1,247
Forward metal sales	Derivative assets, current	17	-
		17	1,247
Gold Purchase Agreement embedded derivative	Derivative assets, non-current	-	1,545
		$17	$2,792

Gold Offering Agreement	Derivative liabilities, current	$170	$1,721
Forward metal sales	Derivative liabilities, current	-	-
		170	1,721
Gold Offering Agreement	Derivative liabilities, non-current	-	331
		$170	$2,052

The following table lists the net amounts recorded for (Loss) gain on derivatives, net (in thousands):

	Years ended December 31,
	2017	2016	2015
Gold Purchase Agreement embedded derivative	(2,253)	(2,167)	3,243
Gold Offering Agreement	(415)	(1,115)	124
Currency swap	-	(682)	-
Forward metal sales(1)	374	(3,682)	-
Gold Collar	1,112	-	-
	$(1,182)	$(7,646)	$3,367

(1) (Loss) gain on settlement and revaluation of forward metal sales derivative instruments, which was determined by the difference in the fixed forward price received by the Company and the spot price on the applicable delivery date. See Forward Metal Sales discussed below.

Gold Purchase Agreement embedded derivative

The Company’s Gold Purchase Agreement (as defined and discussed in Note 8. Debt) contained an embedded compound derivative for: 1) the prepayment option, which is at the discretion of the Company, and 2) the forward sales component, which was established on the transaction date and incorporates the then current forward gold prices. In addition to recurring fair value adjustments, gains and losses on the Gold Purchase Agreement’s embedded derivative relate to the difference in the forward gold price received by the Company and the spot price of gold on each delivery date. As of December 31, 2017, all remaining ounces required by the agreement were delivered. The following table summarizes information about past gold deliveries under the Gold Purchase Agreement:

	Years ended December 31,
	2017	2016	2015
Gold ounces	16,000	8,000	7,500
Average forward gold price	$1,286	$1,308	$1,296
Average gold spot price on delivery date	$1,278	$1,248	$1,152

Gold Offering Agreement

In March 2011, the Company entered into a gold offering agreement, as amended in October 2011 (the “Gold Offering Agreement”), which granted the counterparty the right to purchase, on a monthly basis, the refined gold produced from Fire Creek mine for a five-year period which began in February 2013 and ends in February 2018. When/if the counterparty elects to purchase the refined gold, the purchase price is calculated as the average PM settlement price per gold ounce on the London Bullion Market Association for the 30 trading days immediately preceding the relevant purchase election date. In addition to recurring fair value adjustments, gains and losses on the Gold Offering Agreement relate to: 1) the difference in the gold price paid to the Company from the counterparty and the spot price of gold on the applicable delivery date, and 2) losses incurred by the Company to net cash settle any obligations arising from the Gold Offering Agreement. The following table summarizes information about gold purchased under the Gold Offering Agreement:

	Years ended December 31,
	2017	2016	2015
Gold ounces purchased by counterparty	77,692	48,957	36,066
Average gold price paid to the Company	$1,231	$1,214	$1,146
Average gold spot price on delivery date	$1,260	$1,247	$1,187

Forward metal sales

In order to increase the certainty of expected future cash flows, from time to time, the Company enters into fixed forward spot trades for a portion of its projected gold and silver sales. These agreements are considered derivative financial instruments. The following table summarizes information about the Company’s forward trades entered into during the respective periods:

	Years ended December 31,
	2017	2016	2015
Gold ounces covered	171,036	109,140	-
Average price per gold ounce	$1,261	$1,244	$-
Silver ounces covered	1,084,896	1,468,516	-
Average price per silver ounce	$17.24	$16.54	$-

Gold Collar

The Company entered into various short-term zero cost gold collars during the year. The collars ranged in floor and ceiling prices and in quantity of ounces. As of December 31, 2017, all gold collars had either expired, were sold, or were executed and the Company did not have any gold collars outstanding.

12. Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities recorded at fair value in the Consolidated Financial Statements are classified using a fair value hierarchy that reflects the significance of the inputs used in making the fair value measurements. The fair value hierarchy has the following levels:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for the full term of the asset or liability; and

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and are not observable.

Financial assets and liabilities are classified in their entirety based upon the lowest level of input that is significant to the fair value measurement. There were no transfers between fair value hierarchy levels during the year ended December 31, 2017. The following table provides a listing (by level) of the Company’s financial assets and liabilities which are measured at fair value on a recurring basis (in thousands):

	December 31, 2017			December 31, 2016
Assets:	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Gold Purchase Agreement embedded derivative	$-	$-	$-	$-	$2,792	$-
Forward metal sales	-	17	-	-	-	-
	$-	$17	$-	$-	$2,792	$-

Liabilities:
Deferred share units liability	$-	$945	$-	$-	$812	$-
Gold Offering Agreement	-	-	170	-	-	2,052
	$-	$945	$170	$-	$812	$2,052

Gold Purchase Agreement embedded derivative - This asset was valued by a third-party consultant (and reviewed by the Company) using observable inputs, including period-end forward gold prices and historic forward gold prices from the Gold Purchase Agreement’s February 2014 transaction date and, as such, is classified within Level 2 of the fair value hierarchy.

Forward metal sales - Forward metal sales are valued using observable inputs, which are forward metal prices. Such instruments are classified within Level 2 of the fair value hierarchy.

Deferred share units liability - This liability was valued using the number of outstanding DSUs and quoted closing prices of the Company’s common shares, which are traded in active markets, and as such is classified within Level 2 of the fair value hierarchy. The fair value was calculated as the number of DSUs outstanding multiplied by the period end DSU Value.

Gold Offering Agreement - This liability was valued by a third-party consultant (and reviewed by the Company) using a simulation-based pricing model and is classified within level 3 of the fair value hierarchy as it incorporates an estimate of the Company’s future gold production from Fire Creek, which is not an observable input, as well as quoted prices from active markets and certain observable inputs, such as, forward gold prices and the volatility of such prices. The Company’s 2018 gold production from Fire Creek is estimated to range from 100,000 - 105,000 ounces. The agreement expires on February 28, 2018 and only gold production from the first two months of 2018 were incorporated into the December 31, 2017 valuation.

Items disclosed at fair value - Other than the above, the carrying values of financial assets and liabilities approximate their fair values, other than Debt, which is carried at amortized cost.

Level 3 information

The following table provides additional detail for the Company’s Level 3 financial liability (in thousands):

	Years ended December 31,
Gold Offering Agreement liability:	2017	2016
Balance at beginning of the period	$2,052	$2,775
Gain from change in fair value	(1,882)	(723)
Balance at end of the period	$170	$2,052

(Loss) gain on derivative, net:
Settlement losses	$(2,297)	$(1,838)
Gain from change in fair value	1,882	723
	$(415)	$(1,115)

13. Share capital

Common shares

The authorized share capital of the Company is comprised of an unlimited number of common shares with no par value. Common shares are typically issued in conjunction with corporate financing efforts, the exercise of warrants (discussed below), and pursuant to share-based compensation arrangements (see Note 14. Share-based compensation).

October 2017 share issuance

On October 19, 2017, the Company completed its arrangement with Bison Gold Resources Inc. (“Bison Gold”), pursuant to which the Company acquired all the issued and outstanding common shares of Bison Gold. On the same date, the Company paid consideration of $6.9 million (CDN$8.6 million) on a fully-diluted basis by its issuance of 1,956,126 common shares to the Bison Gold shareholders. The Company accounted for this purchase as an asset acquisition.

August 2016 subscription receipt offering

In connection with the Hollister Acquisition (discussed in Note 4. Business combinations), on July 25, 2016, the Company entered into an agreement, as amended on July 26, 2016, (the “Offering”) with a syndicate of underwriters (the “Underwriters”), who agreed to purchase for resale, on a “bought deal” private placement basis, 25,900,000 subscription receipts of the Company (“Subscription Receipts”), at a price of CDN$5.00 per Subscription Receipt for aggregate gross proceeds of CDN$129.5 million.

The Offering closed on August 18, 2016, and the gross proceeds from the sale of Subscription Receipts, less costs and expenses of the Underwriters, including an underwriters’ fee of 5% of the gross proceeds, were placed into escrow. On September 29, 2016 the conditions precedent to the Hollister Acquisition (other than the payment of the purchase price) were satisfied and the proceeds which were previously placed into escrow were released to the Company. Each holder of a Subscription Receipt received, without the payment of additional consideration or further action on the part of the holder, one special warrant (a “Special Warrant”) of the Company. Each Special Warrant entitled the holder thereof to receive upon exercise or deemed exercise, without the payment of additional consideration, one common share of the Company. The Special Warrants were exercised and converted into common shares during the fourth quarter 2016.

After deducting general offering costs and underwriting fees (CDN$6.4 million), the net proceeds to the Company totaled $95.7 million.

September 2015 public offering

On September 10, 2015, the Company completed a bought deal offering in which 7,400,000 common shares were issued at a price of CDN$3.55 per common share, resulting in gross proceeds of CDN$26.3 million. After general offering costs and a 5% underwriting fee, the net proceeds to the Company totaled $18.6 million. The Company used the net proceeds from the offering to repay the Senior Notes (see Note 8. Debt).

Share Purchase Warrants

The Company has previously issued share purchase warrants in conjunction with its acquisition of Hollister (as defined herein) in 2016 and other past debt and equity financing transactions. The following table summarizes the Company’s warrant activity:

	Years ended December 31,
	2017		2016			2015
Warrants	Number of Warrants	Weighted Average Exercise Price - CDN$	Number of Warrants		Weighted Average Exercise Price - CDN$	Number of Warrants	Weighted Average Exercise Price - CDN$
Outstanding, beginning of period	11,140,800	$3.86	8,364,366		$2.07	11,755,126	$2.24
Issued with Hollister Acquisition	-	-	5,000,000	(1)	6.00	-	-
Issued with Bison Gold Arrangement	1,242	2.42	-		-	-	-
Exercised	(1,140,800)	1.95	(2,223,566)		1.96	(1,990,760)	1.69
Expired	-	-	-		-	(1,400,000)	3.99
Outstanding, end of period	10,001,242	$4.07	11,140,800		$3.86	8,364,366	$2.07
Exercisable, end of period	10,001,242	$4.07	6,140,800		$2.11	8,364,366	$2.07

(1) Input assumptions to the Monte Carlo model used in determining the fair value of the warrants granted include a risk-free interest rate of 1.34%, volatility of 66.0%, a dividend yield of 0.0%, and an estimated life of 15.5 years.

The following table provides a summary of the Company’s outstanding warrants:

	December 31, 2017			December 31, 2016			December 31, 2015
Exercise price per share - CDN$	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price - CDN$	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price - CDN$	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price - CDN$
$1.50 - 1.99	-	-	$-	1,140,800	0.11	$1.95	3,178,166	1.61	$1.94
$2.00 - 2.49	5,001,242	11.11	2.15	5,000,000	12.11	2.15	5,186,200	12.68	2.15
$6.00	5,000,000	14.26	6.00	5,000,000	15.26	6.00	-	-	-
	10,001,242	12.68	$4.07	11,140,800	12.30	$3.86	8,364,366	8.45	$2.07

14. Share-based compensation

The Company has a Share Option and Restricted Share Unit Plan (“New Share Plan”) to compensate eligible participants, which can include directors, officers, employees, and service providers to the Company. The New Share Plan is administered by the Board of Directors of the Company and is subject to conditions and restrictions over award terms, grant limits, and grant prices. The New Share Plan was approved at the June 15, 2016 annual and special meeting of shareholders. Subject to certain adjustments, the maximum number of common shares available for grant under the New Share Plan is equal to 8.9% of the common shares then outstanding less the aggregate number of common shares reserved for issuance under all of the Company’s other share-based compensation plans. Additionally, the maximum number of common shares available for issuance pursuant to grants under the restricted share unit portion of the New Share Plan is subject to a sub-cap and cannot exceed 4.0% of the total number of common shares outstanding at the time of grant of the applicable award.

The New Share Plan replaced the Company’s Share Incentive Plan (the “Legacy SIP”), which permitted the granting of share options and common share awards. Awards outstanding under the Legacy SIP will continue to vest in accordance with their grant terms and reduce the number of shares available for issuance under the New Share Plan (discussed above).

The following table summarizes the common shares authorized for issuance and available for future issuance under the New Share Plan as of December 31, 2017:

December 31, 2017
Common shares authorized for issuance under New Share Plan	15,985,730
Common shares reserved for issuance under all plans	(6,031,697)
Common shares available for future grants	9,954,033

Share-based compensation costs

The fair value of share-based compensation costs are recognized principally within General and administrative over the applicable vesting period, which generally ranges from one to three years, with a corresponding increase to Additional paid-in capital. Share-based compensation awards that are forfeited before vesting result in previously recognized expenses being reversed. The following table summarizes the Company’s share-based compensation cost and unrecognized share-based compensation cost by award type (in thousands):

	Years ended December 31,
Share-based compensation cost by award	2017	2016	2015
Share options	$503	$1,431	$2,501
Restricted share units - time vesting criteria	2,419	1,083	283
Restricted share units - performance vesting criteria	723	144	-
Common share awards	16	20	314
	$3,661	$2,678	$3,098
Capitalized as part of an asset cost	$89	$123	$81
Recognized tax benefit	$625	$983	$286

Unrecognized share-based compensation cost by award	December 31, 2017
Restricted share units - time vesting criteria	$2,240
Restricted share units - performance vesting criteria	1,308
Share options	107
$3,655

Restricted share units - time based

The following table summarizes activity of the Company’s restricted share units (“RSUs”) with time based vesting criteria:

	Year ended December 31, 2017
Restricted share units - time based vesting	Number of RSUs	Weighted Average Grant-Date Fair Value - CDN$	Weighted Average Remaining Vesting Period of Unvested RSUs (years)	Aggregate Intrinsic Value of RSUs Outstanding (thousands)
Outstanding, beginning of year(1)	948,038	$5.20
Granted	968,339	4.62
Vested and issued	(262,616)	5.37
Forfeited	(197,280)	5.10
Outstanding and unvested, end of year	1,456,481	$4.80	1.36	$3,788

(1) Includes awards with comparable terms and characteristics of RSUs, even if such awards are not called “RSUs” under the plan they were granted.

The following table provides additional detail for RSUs with time-based vesting:

	December 31,
Restricted share units - time based vesting	2017	2016	2015
Weighted-average estimated forfeiture rate of RSUs granted	13.33%	14.21%	0.04%
Fair value of RSUs vested (thousands)	$1,127	$262	$26
Intrinsic value of RSUs vested (thousands)	$950	$495	$26
Weighted-average grant date fair value - CDN$ (per award)	$4.62	$6.40	$3.03

Restricted share units - performance based

Performance vesting criteria is based upon the total return of the common shares of the Company relative to the return of the S&P TSX Global Gold Index. The actual number of performance based RSUs that vest will be determined at the end of a three-year performance period. The following table summarizes activity of the Company’s RSUs with performance-based vesting criteria:

	Year ended December 31, 2017
Restricted share units - performance based vesting	Number of RSUs	Weighted Average Grant-Date Fair Value - CDN$	Weighted Average Remaining Vesting Period of Unvested RSUs (years)	Aggregate Intrinsic Value of RSUs Outstanding (thousands)
Outstanding, beginning of year	212,243	$6.60
Granted	295,390	4.60
Vested and issued	-	-
Forfeited	-	-
Outstanding and unvested, end of year	507,633	$5.44	1.73	$1,321

No RSUs with performance-based vesting were granted in 2015. The following table provides additional detail for RSUs with performance-based vesting:

	December 31,
Restricted share units - performance based vesting	2017	2016
Weighted-average estimated forfeiture rate of RSUs granted	-%	-%
Fair value of RSUs vested (thousands)	$-	$-
Intrinsic value of RSUs vested (thousands)	$-	$-
Weighted-average grant date fair value - CDN$ (per award)	$4.60	$6.60

Common share awards

A portion of the Company’s common share awards have been granted with voting rights and increased the number of common shares outstanding at the time of grant. Such common shares are issued for the benefit of, and will be transferred to, the grantee upon the vesting date of the grant. The following table summarizes activity of the Company’s common share awards:

	Year ended December 31, 2017
Common share awards	Number of Common Share Awards	Weighted Average Grant-Date Fair Value - CDN$	Weighted-Average Remaining Vesting Period of Unvested Common Shares (years)	Aggregate Intrinsic Value of Common Shares Outstanding (thousands)
Issued and outstanding, beginning of year	56,665	$2.09
Granted	-	-
Vested and released	(56,665)	2.09
Forfeited	-	-
Issued and outstanding, end of year	-	$-	-	$-

No common share awards were granted in 2017, 2016, or 2015. The following table provides additional detail for common share awards:

	December 31,
Common share awards	2017	2016	2015
Weighted-average estimated forfeiture rate of common share awards granted	-%	-%	-%
Fair value of common share awards vested (thousands)	$95	$333	$255
Intrinsic value of common share awards vested (thousands)	$192	$666	$371
Weighted-average grant date fair value - CDN$ (per award)	$-	$-	$-

Share options

The following table summarizes activity of the Company’s share options:

	Year ended December 31, 2017
Share options	Number of Share Options	Weighted Average Exercise Price - CDN$	Weighted Average Remaining Contractual Period of Outstanding Options (years)	Aggregate Intrinsic Value of Options Outstanding (thousands)
Outstanding, beginning of year	5,233,105	$2.68
Granted	-	-
Forfeited	(106,666)	3.17
Exercised	(1,058,856)	2.23
Expired	-	-
Outstanding, end of year	4,067,583	$2.78	2.28	$2,367
Vested and exercisable, end of year	3,784,249	$2.60	2.19	$2,328

The following table provides additional detail for the above awards:

	December 31,
Share options	2017	2016	2015
Intrinsic value of options exercised (in thousands)	$3,514	$12,277	$2,741
Fair value of options vested (in thousands)	$1,154	$2,779	$3,446

No share options were granted during the year ended December 31, 2017. The fair value of the share options granted during the years ended December 31, 2016, and 2015 was determined using the following weighted average inputs in the Black-Scholes model:

	December 31,
Share options	2016	2015
Risk-free interest rate	0.59%	0.85%
Forfeiture rate	13.99%	12.07%
Volatility	46.08%	47.31%
Dividend yield	-%	-%
Expected option life	5.0 years	5.0 years
Weighted average grant-date fair value - CDN$	$1.77	$1.19

15. Income taxes

Major components of our income tax (expense) benefit for the years ended December 31, 2017, 2016, and 2015 are as follows (in thousands):

	Years ended December 31,
	2017	2016	2015
Current:
Canada	$-	$-	$-
United States	(1,407)	(3,477)	(3,167)
Total current income tax (expense) benefit	(1,407)	(3,477)	(3,167)
Deferred:
Canada	-	-	-
United States	(4,189)	(247)	14,905
Total deferred income tax (expense)	(4,189)	(247)	14,905
Total income tax (expense) benefit	$(5,596)	$(3,724)	$11,738

Canada and United States components of (loss) / income before income taxes for the years ended December 31, 2017, 2016, and 2015 are as follows (in thousands):

	Years ended December 31,
	2017	2016	2015
Canada	$(31,285)	$(25,139)	$(1,180)
United States	13,217	27,163	33,695
Total	$(18,068)	$2,024	$32,515

The annual tax (expense) / benefit is different than the amount that would be provided by applying the statutory federal income tax rate to our pretax (loss) / income. A reconciliation of the Company’s Canadian effective tax rate with the statutory tax rate for the years indicated is below (in thousands):

	Years ended December 31,
	2017	2016	2015
	Amount	Amount	Amount
Income and mining tax (expense) / benefit at statutory rate	$4,697	$(601)	$(8,454)
Effects of Canada to United States statutory rates on earnings of subsidiaries	(984)	(2,445)	(3,033)
Effect on deferred tax balances of change in U.S. statutory rate	(10,495)	-	-
State income tax expense	(2,656)	(2,515)	(2,342)
Share-based compensation expense	(633)	1,395	130
Percentage depletion	4,157	5,993	309
Foreign exchange rate gain / (loss)	(17)	127	(1,174)
Deferred tax asset (recognized) / not recognized	449	(5,627)	26,428
Other	(114)	(51)	(126)
Income tax (expense) / benefit	$(5,596)	$(3,724)	$11,738

At December 31, 2017 and 2016, the significant components of the Company’s deferred tax assets and liabilities are below (in thousands):

	December 31,
	2017	2016
Deferred tax assets:
Mineral properties, plant and equipment	$37,070	$41,340
Net operating losses	25,736	14,341
Asset retirement obligation	4,963	4,729
Inventory	(2,114)	1,479
Tax credits	-	1,402
Derivatives	36	971
Other	4,324	6,580
Deferred tax assets	70,015	70,842
Valuation allowances	(58,686)	(62,381)
Net deferred tax assets	11,329	8,461

Deferred tax liabilities:
Share-based compensation	389	(396)
Property, plant and equipment and inventory	(9,135)	(1,494)
Foreign exchange and other	(1,452)	(1,251)
Deferred tax liabilities	(10,198)	(3,141)
Net deferred tax asset	$1,131	$5,320

The Company evaluated evidence available to determine the amount of valuation allowance required on its deferred tax assets. At December 31, 2017 and 2016, the balances of our valuation allowances were approximately $58.7 million and $62.4 million, respectively. These balances were primarily related to Canadian exploration and development expense pools obtained through the purchase of True North in 2016 and exploration and development costs with tax basis in excess of book. If it is determined that the Company will ultimately be more likely than not to realize all or a portion of the related benefits for which a valuation allowance has been provided, all or a portion of the related valuation allowance will be reduced.

The net change in the Company’s valuation allowance for the years ended December 31, 2017, 2016, and 2015 are as follows (in thousands):

	Years ended December 31,
	2017	2016	2015
Balance, beginning of year	$(62,381)	$(20,217)	$(39,895)
U.S. built-in loss not recognized	4,419	1,142	1,142
AMT credits not recognized	1,392	(689)	(410)
Recognition of US deferred tax assets	(959)	-	17,530
Canadian exploration and development expense pools	614	(36,538)	-
Canadian net operating losses	(1,771)	(6,079)	1,416
Balance, end of year	$(58,686)	$(62,381)	$(20,217)

As of December 31, 2017, the Company had Canadian net operating loss carryforwards of $72.2 million which expire between 2032 and 2037. The Company also had U.S. net operating loss carryforwards of $24.7 million which expire in 2037.

The Company files income tax returns in Canada and the U.S. The statute of limitations remains open from 2012 - 2017.

The Company classifies interest and penalties as a component of Interest income and other (expense), net in its Consolidated Statements of (Loss) Income. The amount of interest and penalties recognized in the Consolidated Statements of (Loss) Income were nil, nil, and nil for the years ended December 31, 2017, 2016, and 2015, respectively.

The US government enacted the Tax Cuts and Jobs Act of 2017 (“TCJA”) on December 22, 2017. As of December 31, 2017, the Company is still evaluating the complete tax effects of the enactment of the TCJA. However, the Company has determined a reasonable estimate of the impact of the TCJA on its existing deferred tax balances. As a result of tax legislation, the federal US corporate tax rate has been substantially reduced effective January 1, 2018. In respect of its US operations, Klondex recorded its deferred tax assets and liabilities as at December 31, 2017 at the new federal rate of 21% (35% in 2017). The effect on deferred tax balances due to changes in US statutory rates was $10.5 million.

The new tax legislation also made Alternative Minimum Tax (“AMT”) credits refundable. As a result, the Company recorded an income tax receivable for the balance of AMT credits of $1.6 million.

As noted above, the Company is still evaluating the complete tax effects of the enactment of the TCJA and there are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the TCJA. In the absence of guidance on these matters and until the 2017 tax returns are finalized, which the Company expects to occur by October 2018, the Company expects to use what it believes are reasonable interpretations and assumptions in applying the TCJA for purposes of determining its cash tax liabilities and results of operations, which may change as it receives additional clarification and implementation guidance. Despite the fact that the Company has not yet prepared its tax returns for 2017 it does not expect to identify any overall material adverse effect on its tax liability and financial condition.

16. Net (loss) income per share

Basic net (loss) income per share is calculated by dividing net (loss) income by the weighted average number of shares outstanding for the period. Diluted net (loss) income per share reflects the potential dilution that would occur if outstanding share-based instruments were executed. The following table provides computations of the Company’s basic and diluted net (loss) income per share (in thousands, except per share amounts):

	Years ended December 31,
	2017	2016	2015
Net (loss) income	$(23,664)	$(1,700)	$44,253
Weighted average common shares:
Basic	177,677,996	146,295,998	132,279,526
Effect of:
Share options	-	-	3,682,637
Warrants	-	-	2,792,283
Restricted share units(1)	-	-	244,512
Diluted	177,677,996	146,295,998	138,998,958
Net (loss) income per share
Basic	$(0.13)	$(0.01)	$0.33
Diluted	$(0.13)	$(0.01)	$0.32

(1) Represents restricted share units with time based and performance based vesting criteria.

For the years ended December 31, 2017, 2016, and 2015, the impact of dilutive share-based instruments was determined using the Company’s average share price, which was CDN$4.77, CDN$5.21, and CDN$2.99, respectively.

Diluted net (loss) income per share excludes share-based instruments in periods where inclusion would be anti-dilutive. During the years ended December 31, 2017 and 2016, the Company’s basic weighted average common shares and diluted weighted average common shares were the same because the effects of potential execution was anti-dilutive due to the Company’s net loss. Had the Company generated net income during the year ended December 31, 2017, the effects from executing 2,748,530 warrants, 1,854,886 share options, and 401,947 restricted share units would have been included in the diluted weighted average common shares calculation. During the year ended December 31, 2016, had the Company generated net income, the effects from executing 4,864,803 warrants, 3,292,032 share options, and 722,852 restricted share units would have been included in the diluted weighted average common shares calculation.

17. Quarterly financial information (unaudited)

Summarized quarterly results for the years ended December 31, 2017, and 2016 are as follows (in thousands, except per share amounts):

	Quarters
2017	First	Second	Third	Fourth	Year
Revenues	$41,710	$86,792	$48,853	$63,296	$240,651
Cost of sales	37,637	58,805	43,175	67,238	206,855
Gross profit	4,073	27,987	5,678	(3,942)	33,796
Net (loss) income	(10,227)	7,692	(13,392)	(7,737)	(23,664)
Basic net (loss) income per share	(0.06)	0.04	(0.08)	(0.04)	(0.13)
Diluted net (loss) income per share	(0.06)	0.04	(0.08)	(0.04)	(0.13)
2016
Revenues	$36,441	$49,993	$55,641	$56,100	$198,175
Cost of sales	26,134	29,002	34,659	47,705	137,500
Gross profit	10,307	20,991	20,982	8,395	60,675
Net (loss) income	(6,663)	(4,484)	7,269	2,178	(1,700)
Basic net (loss) income per share	(0.05)	(0.03)	0.05	0.02	(0.01)
Diluted net (loss) income per share	(0.05)	(0.03)	0.05	0.02	(0.01)

18. Segment information

The Company’s reportable segments are comprised of operating units which have revenues, earnings or losses, or assets exceeding 10% of the respective consolidated totals, each of which is reviewed by the Company’s Chief Executive Officer to make decisions about resources to be allocated to the segments and to assess their performance. The tables below summarize segment information (in thousands):

Year ended December 31, 2017	Fire Creek	Midas	Hollister	Aurora	True North	Corporate and other	Total
Revenues	$141,792	$59,570	$6,722	$-	$32,567	$-	$240,651
Cost of sales
Production costs	53,874	45,018	7,228	-	28,191	-	134,311
Depreciation and depletion	20,414	18,891	1,457	-	7,016	-	47,778
Write-down of production inventories	-	5,133	6,519	-	13,114	-	24,766
	67,504	(9,472)	(8,482)	-	(15,754)	-	33,796
Other operating expenses
General and administrative	927	943	466	37	961	16,067	19,401
Exploration	2,750	476	4,781	-	239	-	8,246
Development and projects costs	-	-	10,553	1,121	-	-	11,674
Asset retirement and accretion	(266)	(2,463)	(204)	1,010	51	-	(1,872)
Loss on equipment disposal	36	340	-	-	(24)	-	352
Income (loss) from operations	$64,057	$(8,768)	$(24,078)	$(2,168)	$(16,981)	$(16,067)	$(4,005)
Capital expenditures	$25,991	$16,252	$6,716	$1,554	$14,472	$648	$65,633
Total assets	$50,577	$79,878	$129,330	$17,783	$68,895	$45,092	$391,555

Year ended December 31, 2016	Fire Creek	Midas	Hollister	Aurora	True North	Corporate and other	Total
Revenues	$125,026	$63,806	$-	$-	$9,343	$-	$198,175
Cost of sales
Production costs	46,246	49,599	-	-	10,544	-	106,389
Depreciation and depletion	11,612	13,272	-	-	3,358	-	28,242
Write-down of production inventories	-	474	-	-	2,395	-	2,869
	67,168	461	-	-	(6,954)	-	60,675
Other operating expenses
General and administrative	835	835	-	-	126	14,008	15,804
Exploration	8,754	4,011	-	-	-	-	12,765
Development and projects costs	-	-	3,406	16	5,531	-	8,953
Asset retirement and accretion	168	725	1,629	63	68	-	2,653
Business acquisition costs	-	-	1,094	-	1,159	-	2,253
Provision for legal settlement	2,850	-	-	-	-	150	3,000
Loss on equipment disposal	-	-	-	-	17	109	126
Income (loss) from operations	$54,561	$(5,110)	$(6,129)	$(79)	$(13,855)	$(14,267)	$15,121
Capital expenditures	$23,779	$23,835	$808	$615	$11,246	$1,433	$61,716
Total assets	$47,606	$99,141	$113,990	$15,164	$50,171	$53,906	$379,978

Year ended December 31, 2015	Fire Creek	Midas	Hollister	Aurora	True North	Corporate and other	Total
Revenues	$95,023	$59,058	$-	$-	$-	$-	$154,081
Cost of sales
Production costs	37,394	45,924	-	-	-	-	83,318
Depreciation and depletion	7,824	14,628	-	-	-	-	22,452
Write-down of production inventories	-	1,201	-	-	-	-	1,201
	49,805	(2,695)	-	-	-	-	47,110
Other operating expenses
General and administrative	515	515	-	-	-	11,345	12,375
Exploration	3,166	6,647	-	-	-	-	9,813
Asset retirement and accretion	55	816	-	-	-	-	871
Business acquisition costs	-	-	-	-	-	328	328
Loss on equipment disposal	-	352	-	-	-	-	352
Income (loss) from operations	$46,069	$(11,025)	$-	$-	$-	$(11,673)	$23,371
Capital expenditures	$18,749	$16,395	$-	$-	$-	$1,454	$36,598
Total assets	$39,453	$124,191	$-	$-	$-	$39,179	$202,823

Geographic Information

The following table provides a summary of long-lived assets by location (in thousands):

	December 31,
Long-lived assets, net:	2017	2016
Nevada (Fire Creek, Midas, Hollister, Aurora, and Corporate and other)	$236,497	$237,105
Canada (True North and Ogama-Rockland)(1)	52,953	39,118
Total	$289,450	$276,223

Significant customers

The Company has historically sold its metal to five customers. Because the Company’s metal is refined to produce bullion that meets the required market standards, the loss of any one of the Company’s customers would not adversely affect the Company due to the liquidity of gold and silver markets and the availability of alternative trading counterparties. The following table provides a summary of revenues by significant customer (in thousands):

		Years ended December 31,
Customer	Segments reporting revenue	2017	2016	2015
Auramet International, LLC	Fire Creek, Midas, Hollister, True North	$193,987	$80,368	$97,585
Investec Bank Plc	Fire Creek, Midas, Hollister, True North	36,503	94,550	-
Franco-Nevada GLW Holdings Corp.	Midas	10,120	9,981	8,636
Waterton Global Value, L.P.	Fire Creek	-	13,276	42,780
Asahi Refining, Inc. (formerly Johnson Matthey Inc.)	Fire Creek, Midas	41	-	5,080
		$240,651	$198,175	$154,081

19. Supplemental cash flow information

The following table provides a summary of significant supplemental cash flow information:

	Years ended December 31,
	2017	2016	2015
Cash paid for federal and state income taxes	$691	$1,915	$8,177
Cash paid for interest	4,117	5,339	7,298
Mobile equipment acquired through capital lease obligations	1,624	145	1,371
Change in accounts payable related to purchase of mineral properties, plant and equipment	935	-	-
Common shares issued for Bison Arrangement	6,892	-	-
Common shares and warrants issued for Hollister Acquisition	-	29,568	-
Mineral properties, plant and equipment acquired through Promissory Note	-	12,000	-

20. Employee benefit plan

401(k) Plan

The Klondex Mines Gold & Silver Mining Company 401(k) Plan (the “401(k) Plan”) is a defined contribution plan that is available to all U.S. based employees of the Company and is sponsored by the Company. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(k) of the Internal Revenue Code. Administrative fees of the 401(k) Plan can be paid by the Company or participants. Participants in the 401(k) Plan exercise control and direct the investment of their contributions and account balances among various investment alternatives. The Company matches 100% of employee salary deferrals up to 3% of eligible compensation plus an additional match of 50% on salary deferrals from 3% to 5% of eligible compensation. For the years ended December 31, 2017, 2016, and 2015, the Company’s matching contributions totaled $1.1 million, $0.8 million, and $0.7 million, respectively.

Canada Registered Retirement Savings Plan

The Klondex Canada Ltd.’s Group Registered Retirement Savings Plan (the “Group RRSP”) is available to all Canadian employees and is sponsored by the Company. The Group RRSP is subject to the provisions of the Income Tax Act and guided by the Capital Accumulation Plan Guidelines. There are no administrative fees for the Group RRSP. Participants in the Group RRSP exercise control and direct the investment of their contributions and account balances among various investments offered and may receive advice from a registered investment adviser. The Company matches employee contributions to the plan up to 3% of eligible compensation. For the years ended December 31, 2017 and 2016, the Company’s matching contributions totaled $0.2 million and nil as the Group RRSP was established at the end of 2016.

21. Commitments and contingencies

From time to time the Company is involved in legal actions related to our business; however, management does not believe, based on currently available information, that contingencies related to any pending or threatened legal matter will have a material adverse effect on the Company’s financial position, although a contingency could be material to the Company’s results of operations or cash flows for a particular period depending on the results of operations and cash flows for such period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense costs, diversion of management resources, and other factors.

Royalty commitments

Certain patented and unpatented mining claims at all mine sites are subject to lease and royalty agreements that require payments to holders based on minimum annual payment schedules and/or a percentage of the mineral values produced from, or transported through, the royalty claims. Amounts due pursuant to royalty agreements are not recorded in the Consolidated Financial Statements until such time when the amounts are actually payable. The primary type of royalty agreement applicable to the mine sites is a net smelter return (“NSR”) royalty. Under an NSR royalty, the amount paid by the Company to the royalty holder is generally calculated as the royalty percentage multiplied by the market value of the minerals produced less charges and costs for milling, smelting, refining, and transportation. During the years ended December 31, 2017, 2016, and 2015, the Company paid $0.2 million, $0.2 million, and $0.1 million, respectively, all of which were related to minimum and advance royalty payments.

22. Subsequent events

On January 9, 2018, the Company announced a change in its operations in Canada, which includes the immediate reduction of underground mining operations and workforce at its True North mine in Manitoba, Canada.

Following an extensive review of recent operational performance at True North, the Company has decided to limit underground mining to areas already developed. Once these areas are depleted, underground mining will be suspended. The decision was largely based on the site’s inability to achieve planned operating and cash flow metrics in 2017. The mine will be placed on care and maintenance status after the developed areas are mined to review strategic options and to provide optionality at higher metal prices. The Company will continue to process tailings, as contained in its reserve estimate, through the mill for the foreseeable future in order to maximize cash flow and offset expected care and maintenance costs.

On February 13, 2018, the Revolver was amended to increase the borrowing capacity by $5.0 million from the December 31, 2017 borrowing capacity. This increase relates to an inventory draw, subject to certain adjustments, which added to the aggregate amount available to the Company under the Revolver, thereby increasing the borrowing capacity from $40.0 million to $45.0 million.